COLLABORATION AND LICENSING AGREEMENT

This agreement (the “Agreement”) is entered into as of this 10th day of July, 2025 (the “Effective Date”) by and between Agassi Sports Entertainment Corp. (“ASEC”) with an address of 1120 N. Town Center Dr., Suite 160, Las Vegas, NV 89144, and Sport Squad, Inc. (“Joola”) with an address of 915 Meeting Street, Suite 1300, North Bethesda, Maryland 20852.  ASEC and Joola are collectively referenced herein as the “Parties”, and each individually as a “Party.”

The following terms are agreed:

1.

The Parties confirm their intention to identify various ventures (collectively “Ventures”, each a “Venture”) which they might pursue together. Each Party may suggest a Venture to the other, and if there is mutual interest, the Parties agree to discuss in good faith how they might best collaborate and how such Venture can best be brought to fruition, including the preferred path of development, production and exploitation. Neither Party shall be obligated to pursue any particular Venture, or any specific number of Ventures.

2.

Ventures may include, without limitation, the development of products or product lines, live events, exhibitions, competitions and tournaments, wellness projects, and content for exploitation in and across various media. It is anticipated that certain Ventures shall involve the use of iconic brands, logos, and related trademarks, and/or the name, image and likeness rights of various athletes and celebrities. The acquisition or licensing of the rights in and to any brands, logos, and/or trademarks, and the NIL rights of celebrities and athletes shall be the sole responsibility of ASEC to obtain.

3.

The term of this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with the terms hereof. Either Party may terminate this Agreement by providing written notice to the other Party, it being understood that the termination of this Agreement shall not affect any other written agreements theretofore entered into by the Parties in connection with a particular Venture or Ventures.

4.

Each Venture shall be subject to the mutual execution of a separate written agreement, to be negotiated in good faith by the Parties. In such connection, the Parties agree to consider the following elements:

a.	The form of the venture (a joint venture, a license agreement, a new corporate vehicle, etc.);
b.	Financial Terms – advances, royalties, the split of revenues and profits, handling of expenses and possible recoupment terms;
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c.	Approvals – including the procedure and timeframe for exercising or obtaining such approvals;
d.	Credits;
e.	Quality Controls and the management thereof;
f.	The use of ASEC and Joola trademarks and other brand indicia, and the acquisition or licensing of any trademark or NIL rights, and any and all conditions pertinent thereto;
g.	The selection and possible engagement of strategic partners, consultants, and other creative or production entities and personnel.

5.

In the course of doing business, the Parties anticipate that they shall exchange confidential information about their respective business practices, projects and product lines, etc. For purposes hereof, “Confidential Information” shall mean all confidential information of whatever nature, (however recorded, preserved or disclosed) disclosed by a Party to the other Party, including but not limited to, any information that would be regarded as confidential by a reasonable business person, including information relating to business affairs, customers, clients, suppliers, plans, intentions or market opportunities, operations, processes, product information, knowhow, designs, trade secrets, or software of the disclosing Party, and any information or analysis derived from Confidential Information. Confidential Information shall not include information that is or becomes generally available to the public other than as a result of its disclosure by the recipient.

Each Party agrees to keep the other Party’s Confidential Information confidential, and, except with the prior written consent of the disclosing party, shall and shall procure that its representatives shall: (i) not use or exploit the other Party’s Confidential Information in any way except for such purposes as the Parties may agree in writing, (the “Purposes”); (ii) not disclose or make available the Confidential Information in whole or in part to any third party except as expressly permitted by agreement between the Parties; (iii) not copy, reduce to writing or otherwise record the Confidential Information except as strictly necessary for the Purposes;  (iv) apply the same security measures and degree of care to the Confidential Information as the recipient applies to its own confidential information, which the recipient warrants as providing adequate protection from unauthorized disclosure, copying or use; and (iv) disclose Confidential Information only to officers, employees, agents or advisors who need access to the same for the Purposes, and ensure that such officers, employees, agents or advisors are aware of the obligations contained in this provision.  Each Party agrees to maintain adequate commercially reasonable measures to safeguard the Confidential Information of the other Party from unauthorized access or use.

6.

The Parties agree to work in tandem with respect to any and all PR and corporate communications regarding both this Agreement and any Ventures which the Parties decide to pursue jointly.  In connection with this Agreement, the Parties shall jointly issue a press release approved by both Parties, substantially in the form attached hereto as Exhibit A.

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7.

This document represents the entire agreement between the Parties, supersedes all prior agreements whether oral or written with respect to the subject matter hereof, and cannot be modified except in a writing signed by both Parties.

8.

This Agreement shall be interpreted in accordance with the laws in the State of Nevada applicable to agreements made and wholly to be performed therein. The Parties hereby consent to the exclusive jurisdiction of the state and federal courts in Las Vegas, Nevada.

9.	This Agreement may be signed in counterparts which taken together shall comprise one fully executed original. Signature pages executed in facsimile or in PDF format via email, shall be deemed binding.

The signatures of the Parties affixed below shall confirm their agreement to the terms and conditions herein contained.

FOR:    Agassi Sports Entertainment Corp.

             /s/ Ron Boreta

             Ron Boreta

FOR:    Sport Squad, Inc.

             /s/ Gordon Kaye

             Gordon Kaye, Chief Experience Officer

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